Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Elan Pharmaceuticals, Inc.

Dear Sirs:

We consent to the use of our report dated August 12, 2003 included herein, with respect to the statement of assets to be sold of the Permax Product Line, a product line of Elan Pharmaceuticals Inc., a wholly-owned subsidiary of Elan Corporation, plc, as of December 31, 2000 and 1999 and the related statements of direct revenues and direct expenses for each of the years ended December 31, 2000 and 1999. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 12, 2003 contains an explanatory paragraph that states that these statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form F-3 of Amarin Corporation, plc, as described in Note 1 to the statements. The statements present the assets to be sold and the direct revenues and direct expenses of the Permax Product Line and are not intended to be a complete presentation of the Permax Product Lines’ financial position or results of operations.

/s/ KPMG KPMG Chartered Accountants Dublin, Ireland

August 12, 2003